Clarivate Reports Third Quarter 2025 Results
— Continued acceleration of organic ACV —
— Raises 2025 Revenues Outlook —
— Repurchased 11.7 million ordinary shares and repaid $100 million of debt in the third quarter —
London, UK -- October 29, 2025 Clarivate Plc (NYSE: CLVT) (the “Company” or “Clarivate”), a leading global provider of transformative intelligence, today reported results for the third quarter ended September 30, 2025.
“The third quarter demonstrated continued improved financial and operational performance, underscoring the effectiveness of our Value Creation Plan and the increased focus, growth and innovation it enables. By accelerating product and AI development, investing in proprietary assets, and collaborating closely with our customers, we are optimizing our business model and supporting improved sales execution, which is driving organic ACV growth,” said Matti Shem Tov, Chief Executive Officer. “We remain committed to increasing our core subscription and recurring revenue mix, rationalizing our solutions portfolio, and unlocking greater value for our shareholders. With strong talent, disciplined cost management, and enterprise technology as key enablers, we are well-positioned to deliver sustainable growth and long-term success.”
Total revenues for the third quarter of 2025 were $623.1 million, compared to total revenues of $622.2 million for the third quarter of 2024. Organic revenues for the third quarter of 2025 decreased 0.1%, as organic subscription growth of 1.2%, was offset by lower organic re-occurring and transactional revenues. Organic ACV grew 1.6% compared to September 30, 2024, and the mix of organic recurring revenue to total revenue through nine months of this year has improved 800 bps to 88%, compared to 80% for the prior year ended December 31, 2024.
Net loss for the third quarter of 2025 was $28.3 million, or $0.04 per diluted share, compared to a net loss of $65.6 million, or $0.09 per diluted share, for the third quarter of 2024. Adjusted net income for the third quarter of 2025 was $119.3 million, or $0.18 per diluted share, compared to $134.1 million, or $0.19 per diluted share, for the third quarter of 2024. Adjusted EBITDA for the third quarter of 2025 was $252.4 million, compared to Adjusted EBITDA of $264.4 million for the third quarter of 2024.
Total revenues through nine months of 2025 were $1,838.2 million, compared to total revenues of $1,893.7 million through nine months of 2024, due to inorganic divestitures and disposals. Organic revenues through nine months of 2025 increased 0.2%, due to a 0.6% increase in organic recurring revenues, partially offset by lower organic transactional revenues.
Net loss through nine months of 2025 was $204.2 million, or $0.30 per diluted share, compared to a net loss of $444.9 million, or $0.69 per diluted share, through nine months of 2024. Adjusted net income through nine months of 2025 was $338.4 million, or $0.49 per diluted share, compared to $379.8 million, or $0.52 per diluted share, through nine months of 2024. Adjusted EBITDA through nine months of 2025 was $747.2 million, compared to Adjusted EBITDA of $775.1 million through nine months of 2024.
Clarivate generated $468.6 million of operating cash flow and $276.1 million of free cash flow through nine months of 2025 and used approximately $150 million to repurchase 34.8 million ordinary shares including 11.7 million shares in the third quarter of 2025.

Selected Financial Information

(In millions, except percentages and per share data), (unaudited)	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2025	2024	$	%	2025	2024	$	%
Revenues	$623.1	$622.2	$0.9	0.1%	$1,838.2	$1,893.7	$(55.5)	(2.9)%

Net income (loss)	$(28.3)	$(65.6)	$37.3	56.9%	$(204.2)	$(444.9)	$240.7	54.1%
Adjusted net income(1)	$119.3	$134.1	$(14.8)	(11.0)%	$338.4	$379.8	$(41.4)	(10.9)%
Adjusted EBITDA(1)	$252.4	$264.4	$(12.0)	(4.5)%	$747.2	$775.1	$(27.9)	(3.6)%

Diluted EPS	$(0.04)	$(0.09)	$0.05	55.6%	$(0.30)	$(0.69)	$0.39	56.5%
Adjusted diluted EPS(1)	$0.18	$0.19	$(0.01)	(5.3)%	$0.49	$0.52	$(0.03)	(5.8)%

Net cash provided by operating activities	$181.1	$202.9	$(21.8)	(10.7)%	$468.6	$505.3	$(36.7)	(7.3)%
Free cash flow(1)	$115.5	$126.3	$(10.8)	(8.6)%	$276.1	$298.4	$(22.3)	(7.5)%
Third Quarter 2025 Commentary
Subscription revenues decreased $5.7 million, or (1.4)%, to $405.4 million. Organic subscription revenues increased 1.2%, primarily due to new sales and price increases.
Re-occurring revenues decreased $1.4 million, or (1.3)%, to $105.3 million. Organic re-occurring revenues decreased 3.2%, primarily due to lower IP volumes and sales.
Recurring revenues, which consist of subscription and re-occurring revenues, increased 0.3% organically.
Transactional revenues increased $8.0 million, or 7.7%, to $112.4 million, primarily due to higher transactional book sales attributed to A&G wind-down products. Organic transactional revenues decreased 2.8%.
Balance Sheet and Cash Flow
As of September 30, 2025, cash and cash equivalents of $318.7 million increased $23.5 million compared to December 31, 2024.
Total debt outstanding was $4,470.2 million as of September 30, 2025, a decrease of $100.9 million compared to December 31, 2024, driven by a $100.0 million accelerated debt repayment in September 2025.
Net cash provided by operating activities through nine months of 2025 was $468.6 million compared to $505.3 million in the prior year period. Free cash flow through nine months of 2025 was $276.1 million compared to $298.4 million in the prior year period.
Updated Outlook for 2025 (forward-looking statement)
“The full year 2025 revenue outlook was revised upward, reflecting increased transactional book sales prior to the planned June 2026 disposal, as well as the favorable impact of a weaker U.S. dollar,” said Jonathan Collins, Executive Vice President and Chief Financial Officer. “During the quarter, as part of our commitment to shareholder returns and disciplined capital management, we allocated $50 million of cash flow towards the repurchase of approximately 12 million shares and called $100 million of our 2026 bonds.We remain focused on our strategic priorities—investing in innovation, driving operational efficiencies, and maximizing long-term value for our shareholders.”

The full year outlook presented below assumes no further acquisitions, divestitures, or unanticipated events.

Full Year 2025 Outlook
	Updated	Prior
Organic ACV	No change	1.0% to 2.0%
Recurring Organic Revenue Growth	No change	(1.0)% to 1.0%
Revenues	$2.42B to $2.45B	$2.28B to $2.40B
Adjusted EBITDA(1)	No change	$940M to $1.00B
Adjusted EBITDA Margin(1)	No change	40.5% to 42.5%
Adjusted Diluted EPS(1)(2)	No change	$0.60 to $0.70
Free Cash Flow(1)	No change	$300M to $380M
Notes to press release
(1) Non-GAAP measure. Please see “Reconciliations to Certain Non-GAAP Measures” in this release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this press release.
(2) Adjusted diluted EPS for 2025 is calculated based on approximately 680 million fully diluted adjusted weighted average ordinary shares outstanding.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the third quarter at 9:00 a.m. Eastern Time. The webcast is open to all interested parties and may include forward-looking information.
The live webcast of the earnings call will be accessible through the investor relations section of the Company’s website. To join the webcast please visit https://events.q4inc.com/attendee/318407873.
Interested parties may access the live audio broadcast. U.S. participants may call 800-715-9871; international participants may call +1 646-307-1963 (long-distance charges will apply). The conference ID number is 7007526.
A replay of the webcast will also be available on https://ir.clarivate.com beginning two hours after the conclusion of the live call and will remain available for one year.
Use of Non-GAAP Financial Measures
This release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted diluted EPS and Free cash flow. Non-GAAP financial measures are not recognized terms under GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures internally in our operational and financial decision-making, to assess the operating performance of our business, to assess performance for employee compensation purposes, and to decide how to allocate resources. We believe that such measures allow us to focus on what we deem to be more reliable indicators of ongoing operating performance and our ability to generate cash flow from operations, and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. Further, these measures can be useful in evaluating our performance against our peer companies because we believe they provide users with valuable insight into key components of our GAAP financial disclosure. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.
Forward-Looking Statements
This release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the “safe harbor provisions” of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs, and forecasts concerning future events impacting us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in Item 1A. Risk Factors in our annual report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Please consult our public filings with the SEC, which are also available on our website at www.clarivate.com.
About Clarivate
Clarivate™ is a leading global provider of transformative intelligence. We offer enriched data, insights & analytics, workflow solutions and expert services in the areas of Academia & Government, Intellectual Property and Life Sciences & Healthcare. For more information, please visit www.clarivate.com.

Condensed Consolidated Balance Sheets (Unaudited)

(In millions)	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash	$318.7	$295.2
Accounts receivable, net	810.7	798.3
Prepaid expenses	93.9	85.9
Other current assets	67.8	65.2
Total current assets	1,291.1	1,244.6
Property and equipment, net	52.6	53.5
Other intangible assets, net	8,149.0	8,441.2
Goodwill	1,566.7	1,566.6
Other non-current assets	69.0	82.2
Deferred income taxes	49.2	48.5
Operating lease right-of-use assets	50.0	53.6
Total assets	$11,227.6	$11,490.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$139.7	$124.5
Accrued compensation	129.6	119.2
Accrued expenses and other current liabilities	328.8	310.1
Current portion of deferred revenues	872.8	859.1
Current portion of operating lease liability	18.7	20.6
Total current liabilities	1,489.6	1,433.5
Long-term debt	4,419.0	4,518.7
Other non-current liabilities	98.6	72.5
Deferred income taxes	274.5	273.3
Operating lease liabilities	42.1	53.2
Total liabilities	6,323.8	6,351.2
Commitments and contingencies
Shareholders' equity:
Ordinary Shares, no par value; unlimited shares authorized; 661.4 and 691.4 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	12,867.9	12,978.8
Accumulated other comprehensive loss	(446.4)	(526.3)
Accumulated deficit	(7,517.7)	(7,313.5)
Total shareholders' equity	4,903.8	5,139.0
Total liabilities and shareholders' equity	$11,227.6	$11,490.2

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2025	2024	2025	2024
Revenues	$623.1	$622.2	$1,838.2	$1,893.7
Operating expenses:
Cost of revenues	218.2	210.1	628.8	641.5
Selling, general and administrative costs	170.0	169.7	529.5	546.8
Depreciation and amortization	191.8	177.2	568.1	541.0
Goodwill and intangible asset impairments	—	13.8	—	316.6
Restructuring and other impairments	11.9	4.0	45.9	14.2
Other operating expense (income), net	(12.8)	25.7	35.8	46.9
Total operating expenses	579.1	600.5	1,808.1	2,107.0
Income (loss) from operations	44.0	21.7	30.1	(213.3)
Fair value adjustment of warrants	—	—	—	(5.2)
Interest expense, net	68.5	72.2	199.4	213.5
Income (loss) before income taxes	(24.5)	(50.5)	(169.3)	(421.6)
Provision (benefit) for income taxes	3.8	15.1	34.9	23.3
Net income (loss)	(28.3)	(65.6)	(204.2)	(444.9)
Dividends on preferred shares	—	—	—	31.3
Net income (loss) attributable to ordinary shares	$(28.3)	$(65.6)	$(204.2)	$(476.2)

Per share:
Basic	$(0.04)	$(0.09)	$(0.30)	$(0.69)
Diluted	$(0.04)	$(0.09)	$(0.30)	$(0.69)

Weighted average shares used to compute earnings per share:
Basic	668.3	718.7	679.7	690.5
Diluted	668.3	718.7	679.7	690.5

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(In millions)	2025	2024
Cash Flows From Operating Activities
Net income (loss)	$(204.2)	$(444.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	568.1	541.0
Share-based compensation	45.4	48.9
Restructuring and other impairments, including goodwill	2.8	314.5
Deferred income taxes	(11.6)	(28.8)
Amortization and write-off of debt issuance costs	11.3	11.1
Other operating activities	27.1	36.1
Changes in operating assets and liabilities:
Accounts receivable	6.2	148.2
Prepaid expenses	(7.2)	(8.5)
Other assets	0.5	(9.8)
Accounts payable	11.7	(16.5)
Accrued expenses and other current liabilities	27.3	22.1
Deferred revenues	(8.3)	(102.3)
Operating leases, net	(4.3)	(7.8)
Other liabilities	3.8	2.0
Net cash provided by operating activities	468.6	505.3
Cash Flows From Investing Activities
Capital expenditures	(192.5)	(206.9)
Payments for acquisitions, net of cash acquired	—	(32.0)
Proceeds from divestitures, net of cash divested	—	(19.2)
Net cash used for investing activities	(192.5)	(258.1)
Cash Flows From Financing Activities
Principal payments on debt	(600.0)	(58.1)
Proceeds from issuance of debt	500.0	—
Payment of debt issuance costs, extinguishment costs, and related fees	(9.5)	(20.1)
Repurchases of ordinary shares	(149.5)	(100.0)
Cash dividends on preferred shares	—	(37.7)
Payments related to tax withholding for share-based compensation	(9.6)	(13.9)
Other financing activities	3.4	(0.7)
Net cash used for financing activities	(265.2)	(230.5)
Effects of exchange rates	12.6	1.1
Net change in cash and cash equivalents, including restricted cash	23.5	17.8
Cash and cash equivalents, including restricted cash, beginning of period	295.2	370.7
Cash and cash equivalents, including restricted cash, end of period	$318.7	$388.5

Supplemental Revenues Information
Annualized contract value (“ACV”), at any point in time, represents the annualized value of all active customer subscription-based license agreements for the next 12 months, assuming those coming up for renewal during the measurement period are renewed at their current price level. Our organic ACV grew 1.6% compared to September 30, 2024, primarily driven by price increases. Our total ACV of $1,542.7 as of September 30, 2025 declined 3.4% compared to $1,596.4 as of September 30, 2024, primarily due to the ScholarOne divestiture in November 2024 and the wind-down of certain product groups beginning in the first quarter of 2025.
The following tables present our revenues by type and by segment for the periods indicated, as well as the components driving the changes between periods.

	Three Months Ended September 30,		Change		% of Change
	2025	2024	$	%	Acquisitions	Disposals	FX	Organic
Subscription	$405.4	$411.1	$(5.7)	(1.4)%	—%	(3.4)%	0.8%	1.2%
Re-occurring	105.3	106.7	(1.4)	(1.3)%	—%	—%	1.9%	(3.2)%
Recurring revenues	510.7	517.8	(7.1)	(1.4)%	—%	(2.7)%	1.0%	0.3%
Transactional	112.4	104.4	8.0	7.7%	—%	9.8%	0.7%	(2.8)%
Revenues	$623.1	$622.2	$0.9	0.1%	—%	(0.7)%	0.9%	(0.1)%

	Nine Months Ended September 30,		Change		% of Change
	2025	2024	$	%	Acquisitions	Disposals	FX	Organic
Subscription	$1,199.7	$1,219.8	$(20.1)	(1.6)%	0.1%	(2.9)%	0.4%	0.8%
Re-occurring	320.1	317.8	2.3	0.7%	—%	—%	0.9%	(0.2)%
Recurring revenues	1,519.8	1,537.6	(17.8)	(1.2)%	0.1%	(2.4)%	0.5%	0.6%
Transactional	318.4	356.1	(37.7)	(10.6)%	0.1%	(9.0)%	0.4%	(2.1)%
Revenues	$1,838.2	$1,893.7	$(55.5)	(2.9)%	0.1%	(3.7)%	0.5%	0.2%

	Three Months Ended September 30,		Change		% of Change
	2025	2024	$	%	Acquisitions	Disposals	FX	Organic
Academia & Government	$332.5	$321.3	$11.2	3.5%	—%	0.8%	0.7%	2.0%
Intellectual Property	197.8	199.8	(2.0)	(1.0)%	0.1%	—%	1.6%	(2.7)%
Life Sciences & Healthcare	92.8	101.1	(8.3)	(8.2)%	—%	(7.7)%	0.2%	(0.7)%
Revenues	$623.1	$622.2	$0.9	0.1%	—%	(0.7)%	0.9%	(0.1)%

	Nine Months Ended September 30,		Change		% of Change
	2025	2024	$	%	Acquisitions	Disposals	FX	Organic
Academia & Government	$953.7	$983.5	$(29.8)	(3.0)%	—%	(5.1)%	0.3%	1.8%
Intellectual Property	593.0	602.3	(9.3)	(1.5)%	0.1%	(1.2)%	0.8%	(1.2)%
Life Sciences & Healthcare	291.5	307.9	(16.4)	(5.3)%	0.3%	(4.7)%	0.2%	(1.1)%
Revenues	$1,838.2	$1,893.7	$(55.5)	(2.9)%	0.1%	(3.7)%	0.5%	0.2%

Reconciliations to Certain Non-GAAP Measures
Adjusted EBITDA and Adjusted EBITDA margin
Adjusted EBITDA represents Net income (loss) before the Provision (benefit) for income taxes, Depreciation and amortization, and Interest expense, net, adjusted to exclude share-based compensation, impairments, restructuring expenses, the impact of certain non-cash fair value adjustments on financial instruments, acquisition and/or disposal-related transaction costs, unrealized foreign currency gains/losses, legal settlements, and other items that are included in Net income (loss) for the period that we do not consider indicative of our ongoing operating performance. Net income (loss) margin is calculated by dividing Net income (loss) by Revenues. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Revenues.
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the three and nine months ended September 30, 2025 and 2024 and reconciles these non-GAAP measures to our Net income (loss) and Net income (loss) margin for the same periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except percentages); (unaudited)	2025	2024	2025	2024
Net income (loss)	$(28.3)	$(65.6)	$(204.2)	$(444.9)
Provision (benefit) for income taxes	3.8	15.1	34.9	23.3
Depreciation and amortization	191.8	177.2	568.1	541.0
Interest expense, net	68.5	72.2	199.4	213.5
Share-based compensation expense	16.0	15.4	45.6	49.7
Goodwill and intangible asset impairments	—	13.8	—	316.6
Restructuring and other impairments	11.9	4.0	45.9	14.2
Fair value adjustment of warrants	—	—	—	(5.2)
Transaction related costs	4.1	6.1	18.5	13.6
Other(1)	(15.4)	26.2	39.0	53.3
Adjusted EBITDA	$252.4	$264.4	$747.2	$775.1

Net income (loss) margin	(4.5)%	(10.5)%	(11.1)%	(23.5)%
Adjusted EBITDA margin	40.5%	42.5%	40.6%	40.9%
(1) Includes the net impact of foreign exchange gains and losses related to the remeasurement of balances and other items that do not reflect our ongoing operating performance. The nine months ended September 30, 2024 includes a $14.8 loss on divestiture.

Adjusted net income and Adjusted diluted EPS
Adjusted net income represents Net income (loss), adjusted to exclude amortization related to acquired intangible assets, share-based compensation, impairments, restructuring expenses, the impact of certain non-cash fair value adjustments on financial instruments, acquisition and/or disposal-related transaction costs, unrealized foreign currency gains/losses, legal settlements, and other items that are included in net income (loss) for the period that we do not consider indicative of our ongoing operating performance and the associated income tax impact of such adjustments.
Adjusted diluted EPS is calculated by dividing Adjusted net income by Adjusted diluted weighted average shares. The Adjusted diluted weighted average shares calculation assumes that all instruments in the calculation are dilutive.

The following tables present our calculation of Adjusted net income and Adjusted diluted EPS for the three and nine months ended September 30, 2025 and 2024 and reconciles these non-GAAP measures to our Net income (loss) and diluted EPS for the same periods:

	Three Months Ended September 30,
	2025		2024
(In millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) and Diluted EPS	$(28.3)	$(0.04)	$(65.6)	$(0.09)
Amortization related to acquired intangible assets	136.7	0.20	138.7	0.19
Share-based compensation expense	16.0	0.02	15.4	0.02
Goodwill and intangible asset impairments	—	—	13.8	0.02
Restructuring and other impairments	11.9	0.02	4.0	0.01
Transaction related costs	4.1	0.01	6.1	0.01
Other(1)	(14.0)	(0.02)	26.2	0.04
Income tax impact of related adjustments	(7.1)	(0.01)	(4.5)	(0.01)
Adjusted net income and Adjusted diluted EPS	$119.3	$0.18	$134.1	$0.19
Adjusted weighted average ordinary shares, diluted	675.5		723.5
(1) Includes the net impact of foreign exchange gains and losses related to the remeasurement of balances and other items that do not reflect our ongoing operating performance.

	Nine Months Ended September 30,
	2025		2024
(In millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) and Diluted EPS	$(204.2)	$(0.30)	$(444.9)	$(0.64)
Amortization related to acquired intangible assets	410.0	0.60	416.9	0.60
Share-based compensation expense	45.6	0.07	49.7	0.07
Goodwill and intangible asset impairments	—	—	316.6	0.46
Restructuring and other impairments	45.9	0.07	14.2	0.02
Fair value adjustment of warrants	—	—	(5.2)	(0.01)
Transaction related costs	18.5	0.03	13.6	0.02
Other(1)	40.5	0.05	53.3	0.05
Income tax impact of related adjustments	(17.9)	(0.03)	(34.4)	(0.05)
Adjusted net income and Adjusted diluted EPS	$338.4	$0.49	$379.8	$0.52
Adjusted weighted average ordinary shares, diluted	685.0		726.1
(1) Includes the net impact of foreign exchange gains and losses related to the remeasurement of balances and other items that do not reflect our ongoing operating performance. The nine months ended September 30, 2024 includes a $14.8 loss on divestiture.

Free cash flow
Free cash flow represents Net cash provided by operating activities less Capital expenditures. The following table presents our calculation of Free cash flow for the three and nine months ended September 30, 2025 and 2024 and reconciles this non-GAAP measure to Net cash provided by operating activities for the same periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions); (unaudited)	2025	2024	2025	2024
Net cash provided by operating activities	$181.1	$202.9	$468.6	$505.3
Capital expenditures	(65.6)	(76.6)	(192.5)	(206.9)
Free cash flow	$115.5	$126.3	$276.1	$298.4

Reconciliations to Certain Non-GAAP Measures - 2025 Outlook
Adjusted EBITDA and Adjusted EBITDA margin
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the 2025 outlook and reconciles these non-GAAP measures to our Net income (loss) and Net income (loss) margin for the same period:

	Year Ending December 31, 2025 (Forecasted)
(In millions); (unaudited)	Low	High
Net income (loss)	$(328)	$(252)
Provision (benefit) for income taxes	53	57
Depreciation and amortization	768	758
Interest expense, net	270	260
Share-based compensation expense	66	66
Restructuring and other impairments(1)	54	54
Transaction related costs	15	15
Other	42	42
Adjusted EBITDA	$940	$1,000

Net income (loss) margin	(13.5)%	(10.3)%
Adjusted EBITDA margin	40.5%	42.5%
(1) Reflects restructuring costs expected to be incurred in 2025 associated with the Value Creation Plan.
Adjusted diluted EPS
The following table presents our calculation of Adjusted diluted EPS for the 2025 outlook and reconciles this non-GAAP measure to our Net income (loss) per share for the same period:

	Year Ending December 31, 2025 (Forecasted)
(Unaudited)	Low	High
Net income (loss)	$(0.48)	$(0.38)
Amortization related to acquired intangible assets	0.80	0.80
Share-based compensation expense	0.10	0.10
Restructuring and other impairments(1)	0.08	0.08
Transaction related costs	0.02	0.02
Other	0.11	0.11
Income tax impact of related adjustments	(0.03)	(0.03)
Adjusted diluted EPS	$0.60	$0.70
Adjusted weighted average ordinary shares, diluted	680 million
(1) Reflects restructuring costs expected to be incurred in 2025 associated with the Value Creation Plan.
Free cash flow
The following table presents our calculation of Free cash flow for the 2025 outlook and reconciles this non-GAAP measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2025 (Forecasted)
(In millions); (unaudited)	Low	High
Net cash provided by operating activities	$555	$635
Capital expenditures	(255)	(255)
Free cash flow	$300	$380

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